EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 30, 2002 relating to the financial statements and financial statement schedule of Mattel, Inc., which appears in Mattel, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2001.

/s/    PRICEWATERHOUSECOOPERS LLP

PRICEWATERHOUSECOOPERS LLP

Los Angeles, California
November 12, 2002